                         AGREEMENT AND PLAN OF MERGER


                                 BY AND AMONG


                             PLATO HOLDINGS, INC.,


                          NEW PLATO ACQUISITION, INC.


                                      AND


                       NOVACARE EMPLOYEE SERVICES, INC.



                                  dated as of

                               September 8, 1999

                               TABLE OF CONTENTS

                                                                           Page

AGREEMENT AND PLAN OF MERGER...............................................   1

RECITALS...................................................................   1

ARTICLE I THE OFFER AND MERGER.............................................   2
     1.1   The Offer; Merger Election......................................   2
     1.2   Company Actions.................................................   4
     1.3   Directors.......................................................   5
     1.4   The Merger......................................................   7
     1.5   Effective Time..................................................   7
     1.6   Closing.........................................................   7
     1.7   Certificate of Incorporation of the Surviving Corporation.......   8
     1.8   By-Laws of the Surviving Corporation............................   8
     1.9   Directors and Officers of the Surviving Incorporation...........   8
     1.10  Subsequent Actions..............................................   8
     1.11  Stockholders' Meeting...........................................   9
     1.12  Merger Without Meeting of Stockholders..........................  10

ARTICLE II CONVERSION OF SECURITIES........................................  10
     2.1   Conversion of Capital Stock.....................................  10
     2.2   Exchange of Certificates........................................  12
     2.3   Withholding Taxes...............................................  14
     2.4   Appraisal Rights................................................  14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................  15
     3.1   Organization and Qualification; Company Subsidiaries............  15
     3.2   Conflicts.......................................................  16
     3.3   Capitalization..................................................  16
     3.4   SEC Reports: Financial Statements; Undisclosed Liabilities......  18
     3.5   Schedule 14D-9; Offer Documents; Proxy Statement................  19
     3.6   Absence of Certain Changes......................................  20
     3.7   Taxes...........................................................  20
     3.8   Real Property Owned or Leased...................................  23
     3.9   Title to Assets.................................................  23
     3.10  Contractual and Other Obligations...............................  23

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     3.11  Employee Benefit Plans.......................................  25
     3.12  Labor Relations..............................................  26
     3.13  Insurance....................................................  27
     3.14  Litigation...................................................  28
     3.15  Permits; Compliance with Applicable Law......................  28
     3.16  Bank Accounts................................................  30
     3.17  Intellectual Property........................................  31
     3.18  Consents.....................................................  32
     3.19  Foreign Person...............................................  33
     3.20  Authority....................................................  33
     3.21  Board Approvals Regarding Transactions ......................  33
     3.22  Vote Required................................................  34
     3.23  Approvals; Antitakeover Provisions...........................  34
     3.24  Brokers and Finders..........................................  34
     3.25  Fairness Opinion.............................................  34
     3.26  Compensation.................................................  35
     3.27  Full Disclosure..............................................  35

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.............  35
     4.1   Organization and Qualification...............................  35
     4.2   Authority....................................................  35
     4.3   Consents and Approvals; No Violation.........................  36
     4.4   Interim Operations of Sub....................................  37
     4.5   Financing....................................................  37
     4.6   Share Ownership..............................................  37
     4.7   Information in Proxy Statement and Schedule 14D-9............  37
     4.8   Brokers and Finders..........................................  38

ARTICLE V ADDITIONAL COVENANTS AND AGREEMENTS...........................  38
     5.1  Interim Operations of the Company.............................  38
     5.2  Alternative Proposals.........................................  43
     5.3  Reasonable Best Efforts.......................................  45
     5.4  Access to Information.........................................  47
     5.5  Publicity.....................................................  47
     5.6  State Takeover Laws...........................................  47
     5.7  Directors' and Officers' Insurance and Indemnification........  48
     5.8  Conduct of Business of Sub....................................  49

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     5.9   Transfer of Stockholder's Shares..............................  49
     5.10  Notification of Certain Matters...............................  49
     5.11  Company Employees.............................................  50
     5.12  Guaranty......................................................  50
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER......................  51

     6.1   Conditions to Each Party's Obligations to Effect the Merger...  51

ARTICLE VII TERMINATION..................................................  52

     7.1   Termination...................................................  52
     7.2   Effect of Termination.........................................  55

ARTICLE VIII MISCELLANEOUS AND GENERAL...................................  56
     8.1   Payment of Expenses and Other Payments........................  56
     8.2   Survival of Representations and Warranties;
           Survival of Confidentiality Agreement.........................  56
     8.3   Modification or Amendment.....................................  56
     8.4   Waiver of Conditions..........................................  56
     8.5   Counterparts..................................................  57
     8.6   Governing Law.................................................  57
     8.7   Notices.......................................................  57
     8.8   Entire Agreement, Assignment..................................  58
     8.9   Parties in Interest...........................................  59
     8.10  Obligation of Parent..........................................  59
     8.11  Validity......................................................  59
     8.12  Captions......................................................  59
     8.13  Specific Performance..........................................  59
     8.14  "Knowledge" of the Company....................................  59
     8.15  Confidentiality...............................................  60

ARTICLE IX DEFINITIONS...................................................  60
     9.1   Certain Definitions...........................................  60

ANNEX A..................................................................  65

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CONDITIONS TO THE OFFER................................................... 65

                         AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 8, 1999, by and among Plato Holdings, Inc., a Delaware corporation ("Parent"), New Plato Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and NovaCare Employee Services, Inc., a Delaware corporation (the "Company"). Capitalized terms used herein and not defined in the specific Section in which they are used shall have the meanings assigned to such terms in Article IX hereof.

                                   RECITALS

          WHEREAS, the Board of Directors of each of Parent, Sub and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein;

          WHEREAS, in furtherance thereof, it is proposed that Parent make a cash tender offer (the "Offer") to acquire any and all shares of the issued and out standing common stock, $0.01 par value, of the Company (referred to herein as either the "Shares" or "Company Common Stock") for $2.50 per share, net to the seller in cash or, in the alternative, at Parent's election, to purchase Shares from NC Resources, Inc., a Delaware corporation and the holder of record of 19,400,000 Shares of the Company ("Target Parent"), pursuant to the Stockholder Agreement (as defined below) and thereafter to acquire the remaining Shares pursuant to the Merger provided for herein; and

          WHEREAS, also in furtherance of such acquisition, the Board of Directors of each of Parent, Sub and the Company has approved this Agreement and the Merger (as defined in Section 1.4 hereof) following the Offer in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and upon the terms and subject to the conditions set forth herein; and

          WHEREAS, the Board of Directors of the Company (the "Company Board") has determined that the consideration to be paid for each Share in the Offer and the Merger is fair to the holders of such Shares and has resolved to recommend that the holders of such Shares accept the Offer and approve this Agreement and each of the transactions contemplated by this Agreement, including the Offer and the

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Merger (the "Transactions"), upon the terms and subject to the conditions set forth herein; and

          WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger; and

          WHEREAS, as a condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, Target Parent and NovaCare, Inc., a Delaware corporation and the holder of all of the issued and outstanding capital stock of Target Parent ("Ultimate Parent"), concurrently herewith, are executing a stockholder agreement (the "Stockholder Agreement") dated as of the date hereof, with Parent and Sub, pursuant to which Target Parent is agreeing, among other things, to grant Parent a proxy with respect to the voting of such Shares and to tender the Shares held by it in the Offer or, at Parent's election, to sell such Shares to Sub on the terms and conditions set forth therein, and Ultimate Parent is agreeing to hold a meeting of its stockholders to approve certain of the transactions contemplated by the Stockholder Agreement; and

          WHEREAS, as a further condition and inducement to Parent's and Sub's entering into this Agreement and incurring the obligations set forth herein, the Company, concurrently herewith, is executing a Short Form Merger Option Agreement (the "Stock Option Agreement"), dated as of the date hereof, with Parent and Sub pursuant to which the Company is granting to Sub an option to purchase Shares on the terms and subject to the conditions set forth therein.

          NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Sub and the Company hereby agree as follows:

                                   ARTICLE I

                             THE OFFER AND MERGER

          1.1  The Offer; Merger Election.
               --------------------------

               (a) Within five business days following the date hereof, Sub shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) a cash tender offer to acquire any

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and all Shares at a price of $2.50 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price") and, subject to there being validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, when added to the Shares, if any, beneficially owned by Parent or Sub, would constitute a majority of the Shares outstanding on a fully diluted basis (the "Minimum Condition") and to the other conditions set forth in Annex A hereto (any of which may be waived in whole or in part by Sub in its sole discretion), Sub shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under Applicable Law. The obligations of Sub to commence the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement, the Minimum Condition and the conditions set forth in Annex A hereto. Sub expressly reserves the right to amend any of the terms and conditions of the Offer; provided, that Sub shall not without the prior written consent of the Company (such consent to be authorized by the Company Board or a duly authorized committee thereof) (i) decrease the Offer Price, (ii) decrease the number of Shares sought, (iii) change the form of consideration to be paid pursuant to the Offer, (iv) impose conditions to the Offer in addition to those set forth in Annex A hereto, (v) amend any other term or condition of the Offer in any manner adverse to the holders of the Shares or (vi) extend the expiration date of the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (A) extend the Offer, if at the initial scheduled or any extended expiration date of the Offer any of the conditions of the Offer shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any rule, regulation, interpretation or position of the United States Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, (C) extend the Offer for up to ten business days if there have not been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares that, together with Shares, if any, beneficially owned by Parent or Sub, would constitute at least 90% of the fully diluted Shares as of the date of determination, provided that all other conditions to the Offer are satisfied or waived and (D) extend the Offer for any reason for up to two business days; provided, that no more than three extensions
                                    --------
in the aggregate shall be permitted under clauses (C) and (D) of this sentence. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law, in each case without the consent of the Company.

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               (b)  On the date the Offer is commenced, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1"). The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the "Offer Documents").

               (c) Parent and Sub further agree to take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and Sub, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and Parent and Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given a reasonable opportunity to review the
Schedule 14D-1 and the Offer Documents before they are filed with the SEC. In addition, Parent and Sub agree to provide the Company and its counsel in writing with any comments, whether written or oral, that Parent, Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications.

          1.2  Company Actions.
               ----------------

               (a) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") containing the recommendation described in Section 3.21 hereof. At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail or cause to be mailed to the stockholders of the Company such Schedule 14D-9 together with such Offer Documents. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given a reasonable opportunity to review the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel in writing with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

               (b) In connection with the Offer and the Merger, if requested by Sub, the Company shall promptly furnish or cause to be furnished to Sub mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Sub with such information and assistance as Sub or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents, Parent and Sub shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and the Merger, and, if this Agreement is term-mated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

          1.3  Directors.
               ---------

               (a) Promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries which represent at least a majority of the then outstanding shares of Company Common Stock, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Sub, Parent and any of their Affiliates (including Shares so accepted for payment) bears to the total number of shares of Company Common Stock then outstanding (on a fully diluted basis). The Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company Board and to secure the resignations of such number of its incumbent directors as is necessary to enable Parent's designees to be so elected or appointed. At such times, the Company will cause individuals designated by Parent to constitute the same percentage (rounded up to the nearest whole number) as such individuals represent on the Company Board of (A) each committee of the Company Board and (B) each board of directors (and committee thereof) of each Company Subsidiary (as defined in
Section 3.1 hereof) in each case to the extent permitted by Applicable Law or the rules or applicable listing agreement of any stock exchange or over-the-counter market on which the Company Common Stock is listed or traded. Notwithstanding the foregoing, until the Effective Time (as defined in Section
1.5 hereof), the Company shall use its best efforts to retain as members of the Company Board at least two directors that are directors of the Company on the date hereof (the "Independent Directors"); provided, that subsequent to the
                                           --------  ----
purchase of and payment for Shares pursuant to the Offer, Parent shall always have its designees represent at least a majority of the entire Company Board. The Company's obligations under this Section 1.3(a) shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions required pursuant to such Section 14(f) and Rule l4f-1 in order to fulfill its obligations under this Section 1.3(a), including mailing to stockholders the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or appointed to the Company Board. Parent or Sub shall supply the Company any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section
1.3 are in addition to and shall not limit any rights which Sub, Parent or any of their Affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

               (b) In the event that Parent's designees are elected or appointed to the Company Board, until the Effective Time, the Company shall use its best efforts to maintain as members of the Company Board at least two directors who are Independent Directors, provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, the remaining Independent Director, if any, shall be entitled to designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, Affiliates or associates of Parent or Sub, and each such person shall be deemed to be an Independent Director, for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees constitute a majority of the directors on the Company Board, the affirmative vote of a majority of the Independent Directors shall be required after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, to (a) amend or termi nate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder if such exercise or waiver materially and adversely affects holders of Shares other than Parent or Sub, (c) take action with respect to the retention of counsel and other advisors in connection with the transac tions contemplated hereby or (d) take any other action under or in connection with this Agreement if such action materially and adversely affects holders of Shares other than Parent or Sub; provided, that if
                                                              --------  ----
there shall be no such directors, such actions may be effected by unanimous vote of the entire Company Board. The Independent Directors shall have the right to retain, at the expense of the Company, one separate firm of counsel to represent them in connection with the Transactions.

          1.4  The Merger.  Subject to the terms and conditions of this
               ----------
Agreement, the Company and Sub shall consummate a merger (the "Merger") pursuant to which (a) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in the DGCL.

          1.5  Effective Time.  Parent, Sub and the Company will cause a
               --------------
Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.6 hereof) (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware (the "Secretary of State") as provided in the DGCL. The Merger shall become effective at the time at which the Certificate of Merger has been duly filed with the Secretary of State or at such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

          1.6  Closing.  The closing of the Merger (the "Closing") shall take
               -------
place at 10:00 a.m., local time, on a date to be specified by Parent or Sub, which shall be no later than the second business day after the satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date") at the offices of

Blank Rome Comisky & McCauley LLP, One Logan Square, Philadelphia, Pennsylvania 19103, unless another date, time or place is agreed to in writing by the parties hereto.

          1.7  Certificate of Incorporation of the Surviving Corporation.  The
               ---------------------------------------------------------
Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Applicable Law and such Certificate of Incorporation.

          1.8  By-Laws of the Surviving Corporation.  The By-Laws of the
               ------------------------------------
Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by Applicable Law, the Certificate of Incorporation of the Surviving Corporation and such By-Laws.

          1.9  Directors and Officers of the Surviving Incorporation.  The
               -----------------------------------------------------
directors of Sub at the Effective Time and the officers of the Company at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

          1.10 Subsequent Actions.  If at any time after the Effective Time, the
               ------------------
Surviving Corporation will consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          1.11 Stockholders' Meeting.
               ---------------------

               (a) If required by Applicable Law in order to consummate the Merger, the Company, acting through the Company Board, shall, in accordance with Applicable Law:

                    (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by Sub pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

                    (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and shall obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the "Proxy Statement"), to be mailed to its stockholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel,

                    (iii) include in the Proxy Statement the recommendation of the Company Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement; and

                    (iv) use its best efforts to solicit from holders of Shares proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of stockholders required by the DGCL to effect the Merger.

               (b) Parent agrees that it will provide the Company with the information concerning Parent and Sub required to be included in the Proxy State ment and will vote, or cause to be voted, all of the Shares then owned by it, Sub or any of its other subsidiaries and Affiliates in favor of the approval of the Merger and the adoption of this Agreement; provided that this Section 1.11(b) shall not apply to Shares held in any client or customer accounts over which FMR Corp. or any of its Affiliates has investment management or advisory responsibilities, including any of the Fidelity Investments mutual funds.

               (c) The Company represents that the Proxy Statement (or any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting, if any, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Sub in writing for inclusion in the Proxy Statement. If at any time prior to the Effective Time, any event with respect to the Company, Stockholder or any of the Company Subsidiaries should occur which is required to be described in a supplement to the Proxy Statement, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to the information relating to the Company or Stockholder, the Proxy Statement will comply as to form and substance in all material respects with the requirements of the Exchange Act.

          1.12 Merger Without Meeting of Stockholders.  Notwithstanding Section
               --------------------------------------
1.11 hereof, in the event that Parent, Sub or any other subsidiary of Parent shall acquire in the aggregate a number of the outstanding Shares, pursuant to the Offer or otherwise, sufficient to enable Sub or the Company to cause the Merger to become effective under Applicable Law without a meeting of stockholders of the Company, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stock holders of the Company, in accordance with Section 253 of the DGCL.

                                  ARTICLE II

                           CONVERSION OF SECURITIES

          2.1  Conversion of Capital Stock.  As of the Effective Time, by virtue
               ---------------------------
of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of Sub ("Sub Common Stock"):

               (a)  Sub Common Stock. Each issued and outstanding share of Sub
                    ----------------
Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

               (b)  Cancellation of Treasury Stock and Parent-Owned Stock. All
                    -----------------------------------------------------
shares of Company Common Stock that are owned by the Company as treasury stock and any shares of Company Common Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

               (c)  Conversion of Shares. Each share of Company Common Stock
                    --------------------
issued and outstanding (other than Shares to be cancelled in accordance with Section 2.1 (b) hereof and Dissenting Shares (as defined in Section 2.4 hereof)), shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.2 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor, without interest, upon the surrender of such certificate in accordance with Section 2.2 hereof or the right, if any, to receive payment from the Surviving Corporation of the " fair value" of such Shares in accordance with
Section 262 of the DGCL.

               (d)  Stock Options. Information concerning outstanding stock
                    -------------
options to purchase Shares ("Options") granted under the Company's stock option plans and agreements (the "Option Plans") (including the names of the optionees, the dates of grant, the number of shares subject to such options and the exercise prices of such options) is set forth in Section 2.1(d) of the disclosure schedule delivered to Parent and Sub by the Company concurrently with the execution hereof (the "Company Disclosure Schedule"). In consideration for the cancellation of the outstanding "in the money" Options pursuant to this
Section 2.1(d), the Company shall pay to the holders of such Options an amount, in cash, equal to the product of (A) the difference between the Offer Price and the per share exercise price of such Options multiplied by (B) the number of Shares covered by such Options.

The Company agrees that with respect to all outstanding "underwater" Options, the Company shall, prior to completion of the Offer, obtain agreements from the holders of Options who are senior management, executive officers, and/or directors of the Company and the officers and directors of Ultimate Parent deemed to have been founders of the Company, as set forth in Section 2.1(d) of the Company Disclosure Schedule, to cancel their Options and shall use its best efforts to obtain agreements from all other holders of Options to cancel their Options, and, after such cancellation pursuant to this Section 2.1(d), there shall be outstanding no more than an aggregate of underwater Options to purchase 75,000 shares held by such other holders of Options.

          2.2  Exchange of Certificates.
               -------------------------

               (a)  Paying Agent. Parent shall designate a bank or trust company
                    ------------
reasonably acceptable to the Company to act as agent for the holders of shares of Company Common Stock in connection with the Merger (the "Paying Agent") to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.1(c) hereof. Parent shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration as provided herein. Such funds shall be invested by the Paying Agent as directed by Parent. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.

               (b)  Exchange Procedures. As soon as reasonably practicable, but
                    -------------------
in no event more than five business days, after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.1 hereof into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify) and (ii) instructions for use of such letter of transmittal in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger

Consideration for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2. No interest shall be paid or will accrue on the Merger Consideration payable to holders of Certificates pursuant to the provisions of this Article II.

               (c)  Transfer Books; No Further Ownership Rights in Company
                    ------------------------------------------------------
Common Stock. At the Effective Time, the stock transfer books of the Company
------------
shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by Applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

               (d)  Termination of Fund, No Liability. At any time following
                    ---------------------------------
six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (e)  Lost Certificates. If any Certificate shall have been lost,
                    -----------------
stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed with such assurances as the Paying Agent may, in its discretion require, and, if required by the Surviving Corpo ration, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates the Merger Consideration pursuant to this Agreement.

          2.3  Withholding Taxes. Parent and Sub shall be entitled to deduct and
               -----------------
withhold, or cause the Paying Agent to deduct and withhold, from the Offer Price or the Merger Consideration payable to a holder of Shares pursuant to the Offer or the Merger any withholding and stock transfer Taxes (as defined in Section
3.8 hereof) and such amounts as are required under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or Sub.

          2.4  Appraisal Rights.  Notwithstanding anything in this Agreement to
               ----------------
the contrary, Shares (the "Dissenting Shares") that are issued and outstanding immediately prior to the Effective Time and which are held by stockholders who did not vote in favor of the Merger and who comply with all of the relevant provisions of Section 262 of the DGCL (the "Dissenting Stockholders") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL, but the holders thereof shall be entitled to only such rights as are granted by the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration without any interest thereon, upon surrender of the Certificate or Certificates representing such Shares pursuant to Section 2.2 hereof. The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to the stockholders' rights of appraisal and
(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.1 (c) hereof.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as follows:

          3.1  Organization and Qualification; Company Subsidiaries.  The
               ----------------------------------------------------
Company and each of its subsidiaries (each a "Company Subsidiary" and collectively, the "Company Subsidiaries") is validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate or partnership (as applicable) power, authority and legal right to own, operate and lease its assets and properties and to conduct the businesses in which it is now engaged. The Company and each Company Subsidiary is duly qualified and in good standing to transact business as a foreign corporation or limited partnership (as applicable) in all jurisdictions wherein it is required to be so qualified, except where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary conducts business in any jurisdiction outside of the United States. The Company does not have any subsidiaries other than the Company Subsidiaries listed in Section 3.1 of the Company Disclosure Schedule. Except as set forth in Section 3.1 of the Com pany Disclosure Schedule, the Company, directly or indirectly through a wholly owned Company Subsidiary, owns of record and beneficially all of the issued and outstanding shares of capital stock of each Company Subsidiary, free and clear of all Liens. Other than the Company Subsidiaries and other than as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not own any capital stock or other proprietary interest, directly or indirectly, in any corporation, association, trust, partnership, joint venture, limited liability company or other entity nor is the Company bound by any agreement to acquire any such capital stock or other proprietary interest. Copies of the Certificate of Incorporation and By-Laws of the Company and each Company Subsidiary which is a corporation and copies of the Certificate of Limited Partnership and Agreement of Limited Partnership of each Company Subsidiary which is a limited partnership have been heretofore made available to Parent and Sub, which copies are complete and correct and include all amendments, modifications or supplements thereto.

          3.2  Conflicts.  Neither the execution, delivery or performance of
               ---------
this Agreement or the Stock Option Agreement by the Company, nor the consummation of the Transactions contemplated hereby or thereby to be consummated by the Company, (a) violates any provision of the Certificate of Incorporation or By-Laws or other organizational documents of the Company or any Company Subsidiary or (b) constitutes a violation of any Applicable Law. Except as set forth in Section 3.2 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company nor the consumma tion of the Transactions contemplated hereby or thereby to be consummated by the Company, with or without notice and/or lapse of time, (i) violates, conflicts with, results in any breach of any of the terms of, or results in the termination or modification of, or the exercise or acceleration of any right or remedy under, any Company Material Contract (as defined in Section 3.10 hereof), any other contract of the Company or any Company Subsidiary, or other obligation to which the Company or any Company Subsidiary is subject, (ii) violates, conflicts with, results in any breach of any of the terms of, or results in the termination, modification or revocation of, any Permit held by the Company or any Company Subsidiary, or
(iii) results in the creation of any Lien on any of the assets or properties owned or used by the Company or any Company Subsidiary, except where such violation, conflict, breach, termination or Lien would not have, individually or in the aggregate, a Company Material Adverse Effect.

          3.3  Capitalization.  The authorized capital stock of the Company
               --------------
consists of: (i) 60,000,000 Shares, of which, as of the date hereof, 30,274,000 Shares were issued and outstanding and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share, none of which, as of the date hereof, were issued and outstanding. As of the date hereof, 2,271,250 Shares were reserved for issuance upon exercise of outstanding Options under the 1997 Stock Option Plan, as amended, with an exercise price range of a minimum exercise price of $2.80 and a maximum exercise price of $9.13. All outstanding shares of capital stock and other equity securities of the Company and each Company Subsidiary are, and all Shares which may be issued pursuant to the exercise of outstanding Options and as earn-out payments pursuant to the Acquisition Agreements, will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness or securities of the Company or of any Company Subsidiary issued and outstanding which have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company or any Company Subsidiary may vote. Except as set forth above or in Section 2.1(d) of the Company Disclosure Schedule and except for a maximum of 6,124,000 Shares which may be issued pursuant to earn-out arrangements contained in the Acquisition Agreements (as defined in Section 3.10 hereof) assuming that the targets set forth in the projections delivered to Parent by the Company with respect to earn-out obligations to which the Company or any Company Subsidiary is subject pursuant to the Acquisition Agreements and assuming that the applicable market price of the Shares is equal to the Offer Price (it being understood that all earn-out obligations can be satisfied in cash), as of the date of this Agreement: (i) no shares of capital stock or other securities of the Company are issued, reserved for issuance or outstanding, (ii) there are no stock appreciation rights, phantom stock units, restricted stock grants, contingent stock grants or Benefit Plans (as defined in Section 3.11 hereof) which grant awards of any of the foregoing, and there are no other outstanding contractual rights to which the Company is a party the value of which is based on the value of Shares; and (iii) except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, shares of capital stock or other securities of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no programs in place, nor any outstanding contractual obligations of the Company or any Company Subsidiary, to repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. There are no voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of the capital stock or other equity securities of the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, no indebtedness of the Company or any Company Subsidiary or as to which the Company or any Company Subsidiary has given a guarantee or by which any of their respective assets or properties are bound contains any restriction upon (i) the prepayment of any indebtedness of the Company or any Company Subsidiary, (ii) the incurrence of indebtedness by the Company or any Company Subsidiary or (iii) the ability of the Company or any

Company Subsidiary to grant any Lien on the properties or assets of the Company or any Company Subsidiary. Except as set forth in Section 3.3 of the Company Disclosure Schedule, each outstanding share of capital stock or other equity interest of each Company Subsidiary is owned by the Company or a Company Subsidiary that is wholly owned by the Company, free and clear of all Liens.

          3.4  SEC Reports: Financial Statements; Undisclosed Liabilities.
               ----------------------------------------------------------

               (a) The Company has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC since its inception pursuant to the federal securities laws and the SEC rules and regulations thereunder, all of which, as of their respective dates, complied in all material respects with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC thereunder (collectively, the "Company SEC Reports"). None of the Company SEC Reports, including, without limitation, any financial statements or schedules included therein, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

               (b) The financial statements (including the related notes thereto) of the Company included in the Company SEC Reports comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with generally accepted accounting principles ("GAAP ") in the United States applied on a consistent basis during the periods involved (except as otherwise noted therein), and present fairly the consolidated financial position of the Company and its consolidated Company Subsidiaries as of their respective dates, and the consolidated results of their operations and cash flows for the periods presented therein (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

               (c) Except (i) as set forth in Section 3.4(c) of the Company Disclosure Schedule, (ii) as set forth in the consolidated balance sheet of the Company as of March 31, 1999 set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 (the "Balance Sheet") and (iii) for current liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1999 (and not materially different in type or amount), neither the Company nor any Company Subsidiary has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

               (d) All accounts receivable of the Company and each Company Subsidiary that are reflected in the Balance Sheet or on the accounting records of the Company and the Company Subsidiaries as of the date any Shares have been accepted for payment pursuant to the Offer represent and will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Section 3.4(d) of the Company Disclosure Schedule contains a complete and accurate aged accounts receivable list of the Company and the Company Subsidiaries as of June 30, 1999. As of the date any Shares have been accepted for payment pursuant to the Offer, there shall have been no material increase in the accounts receivable of the Company and the Company Subsidiaries that are 30 days or more past due. Unless paid prior to the date any Shares have been accepted for payment pursuant to the Offer, the accounts receivable of the Company and each Company Subsidiary are or will be as of the date any Shares have been accepted for payment pursuant to the Offer, collectible net of the respective reserves shown in Section 3.4(d) of the Company Disclosure Schedule or on the accounting records of the Company and each Company Subsidiary as of the date any Shares have been accepted for payment pursuant to the Offer (which reserves are adequate and calculated consistent with past practice and, in the case of the reserves as of the date any Shares have been accepted for payment pursuant to the Offer, will not represent a greater percentage of the 30 days or more past due accounts receivable as of such date than the reserves reflected in Section 3.4(d) of the Company Disclosure Schedule represented of such past due accounts receivable reflected therein).

          3.5  Schedule 14D-9; Offer Documents; Proxy Statement.  Neither the
               ------------------------------------------------
Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the
Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, if any, will not, on the date the Proxy Statement (including any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and the Proxy Statement will not, at the time of the Special Meeting, omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which shall have become false or misleading in any material respect. The Schedule 14D-9, any other document required to be filed by the Company with the SEC in connection with the Transactions, and the Proxy Statement will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied in writing by or on behalf of Parent or Sub specifically for inclusion therein.

          3.6  Absence of Certain Changes.  Except as set forth in Section 3.6
               --------------------------
of the Company Disclosure Schedule or in the Company SEC Reports, since the date of the Balance Sheet, (i) the Company and each Company Subsidiary has conducted its respective business in all material respects in the ordinary and usual course consistent with past practice, (ii) there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) neither the Company nor any Company Subsidiary has taken any action that would have been prohibited by Section 5.1 if such section applied to the period between the date of the Balance Sheet and the date hereof.

          3.7  Taxes.  Except as set forth in Section 3.7 of the Company
               -----
Disclosure Schedule:

               (a) The Company and each Company Subsidiary has filed or caused to be filed on a timely basis all material returns, reports or other declarations relating to Taxes required to be filed by it (the "Tax Returns"), all of which were complete and correct in all material respects and the Company and each Company Subsidiary has timely paid or caused to be paid all federal income and all material other federal, state, local and foreign taxes (including, but not limited to, income, franchise, property (real, tangible and intangible), sales, use, unemployment, withholding, gross receipts, business license, transfer, capital, net worth, gains, excise, social security and workers' compensation taxes and estimated income and franchise tax payments, and penalties, interest and fines with respect to any thereof) (collectively, "Taxes") due and payable by it. Since their respective dates of acquisition, the taxable income of the Company and each Company Subsidiary has been included in the consolidated federal income Tax Returns of the Company to the extent required to be included under the Code and in the consolidated, combined or unitary state income Tax Returns of the Company to the extent required to be included under applicable state income Tax rules.

               (b) With respect to any Taxes of the Company or any Company Subsidiary not yet due and payable, adequate reserves and accruals for such Taxes have been made in the Financial Statements or in the books and records of the Company.

               (c) Neither the Company nor any Company Subsidiary has received written notice from any taxing authority of any material deficiency, claim or other dispute relating to the payment or assessment of any Taxes for any period which remains unsettled at the date hereof, and the Company has no reasonable basis to believe that any such deficiency, claim or other dispute exists materially in excess of reserves and accruals set forth in the Financial Statements or in the books and records of the Company or of any Company Subsidiary.

               (d) Neither the Company nor any Company Subsidiary has executed any waiver of any statute of limitations on the assessment or collection of Taxes with respect to the Company or any Company Subsidiary or executed any agreement in each case now in effect extending the period of time to assess or collect any Taxes with respect to the Company and the Company Subsidiary.

               (e) There are no material Liens for Taxes (other than Permitted Liens) upon or, to the knowledge of the Company, threatened against any assets of the Company or any Company Subsidiary.

               (f) Neither the Company nor any Company Subsidiary has been or currently is a party to any pending or, to the knowledge of the Company, threatened action, proceeding or assessment by any taxing authority, foreign or domestic, relating to the Company or any Company Subsidiary.

               (g) No election under Section 341(f) of the Code has been or will be made to treat the Company or any Company Subsidiary as a "consenting corporation" as defined in such Section 341(f).

               (h) Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation within the meaning of
Section 897(c)(2) of the Code.

               (i) The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee (including, to the Company's knowledge, Worksite Employees), independent contractor, creditor, stockholder, or other third party.

               (j) The Company has delivered or caused to be delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Company Subsidiary, as the case may be, since the inception thereof.

               (k) Neither the Company nor any Company Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G.

               (l) The Company and each Company Subsidiary (during such time as it was a Company Subsidiary) has disclosed on its federal income Tax Returns all positions taken therein that could, in the reasonable judgment of the Company, give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

               (m) Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement. Neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group (other than the group of which they are now a member) filing a consolidated federal income Tax Return or
(B) to the Company's knowledge, has any liability for the Taxes of any person or entity (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1. 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (n) Section 3.7 of the Company Disclosure Schedule sets forth the Company's Tax basis in each Company Subsidiary as of the date of this Agreement.

               (o) There have been no changes in tax accounting methods by the Company or any Company Subsidiary which have resulted or will result in an adjustment under Code Section 481.

               (p) Neither the Company nor any Company Subsidiary has an "excess loss account" within the meaning of Treasury Regulation Section 1.1502-19(a) with respect to its investment in any other subsidiary corporation.

          3.8  Real Property Owned or Leased.  Neither the Company nor any
               -----------------------------
Company Subsidiary owns any real property. A list of all real property leased by the Company and each Company Subsidiary is set forth in Section 3.8 of the Company Disclosure Schedule. Except as set forth in Section 3.8 of the Company Disclosure Schedule, all such leased real property is held subject to written leases under which neither the Company nor any Company Subsidiary has received a written notice of any existing defaults or events of default or events which with notice or lapse of time or both would constitute defaults on the part of the Company or any Company Subsidiary, except for any such default which would not have, individually or in the aggregate, a Company Material Adverse Effect.

          3.9  Title to Assets.  Except as set forth in Section 3.9 of the
               -----------------
Company Disclosure Schedule, the Company and each Company Subsidiary has (i) good and valid title to all of the properties and assets which they own, free and clear of all Liens except for Permitted Liens, and (ii) leases or has the right to use pursuant to valid and binding contracts (as to which no material default exists) all of the material properties and assets leased or used by them. The Company and each Company Subsidiary leases, owns or has the right to use all material properties and assets necessary for the operation of its business as currently conducted.

          3.10 Contractual and Other Obligations.  Section 3.10 of the Company
               ---------------------------------
Disclosure Schedule sets forth a true and complete list, as of the date hereof, and the Company has delivered to Parent a complete and correct copy of each of the following to which the Company or any Company Subsidiary is a party: (i) each agreement for the provision of professional employer services to the ten largest subscribers based on the number of covered employees and all other material agreements and contracts to which the Company or any Company Subsidiary is a party, (ii) all non-competition agreements or any other agreements or obligations which purport to limit in any material respect the manner in which, or the localities in which, the business of the Company or any of the Company Subsidiaries may be conducted, (iii) all agreements, arrangements or understandings with any director, officer or Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, including all agreements with Ultimate Parent or any of its other direct or indirect subsidiaries whether or not required to be disclosed under Item 404, (iv) all voting or other agreements governing how any Shares shall be voted, (v) all acquisition, merger, asset purchase or sale agreements pursuant to which the Company acquired any of the Company Subsidiaries or any other company, operation or business (the "Acquisition Agreements"), (vi) all contracts or other agreements which would prohibit or materially delay the consummation of the Merger or any of the Transactions, (vii) all contracts or other agreements evidencing or relating to indebtedness for money borrowed by the Company or any Company Subsidiary, (viii) all contracts or other agreements not entered into in the ordinary course of business involving an amount in excess of $250,000, (ix) all material licenses, sublicenses, contracts or other agreements to which the Company or any Company Subsidiary is a party and pursuant to which any person or entity is authorized to use any Company Intellectual Property or pursuant to which the Company or any Company Subsidiary is authorized to use the Intellectual Property of another person or entity, and (x) all employment or severance contracts or agreements with officers or key employees of the Company and each Company Subsidiary and all agreements or arrangements that provide for any payment by the Company or any Company Subsidiary upon a change of control (all contracts of the type described in clauses (i) - (x) whether existing as of the date hereof or entered into at any time between the date hereof and the Closing being referred to herein as "Company Material Contracts"). Each Company Material Contract is valid and binding on the Company (or, to the extent a Company Subsidiary is a party, such Company Subsidiary) and is in full force and effect, and the Company and Company Subsidiary have performed in all material respects all obligations required to be performed by them to date under each Company Material Contract. Neither the Company nor any Company Subsidiary knows of, or has received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract by either the Company or a Company Subsidiary, as the case may be, or any other party to a Company Material Contract, except for violations or defaults which would not, individually or in the aggregate, result in a Company Material Adverse Effect. Originals or true, correct and complete copies of all Company Material Contracts have been provided or made available to Parent. The Company has delivered to Parent the standard forms of agreement used by the Company and the Company Subsidiaries for the provision of professional employer services, and, except for the agreements entered into with Ultimate Parent,

Hanger Orthopedic Group, Inc., and The Boston Financial Group Limited Partnership, each agreement entered into by the Company or a Company Subsidiary (during such time as it was a Company Subsidiary) with a subscriber for the provision of such services is substantially the same as one of the standard forms of agreement. The Company has sent a Notice of Termination to the shareholders of Unified Management Corporation and its affiliated corporations (collectively, "Unified") notifying Unified and the shareholders of Unified of the Company's termination of the Agreement of Purchase and Sale dated as of June 16, 1999 by and among Unified, the shareholders of Unified and the Company.

          3.11 Employee Benefit Plans.
               ----------------------

     Except as set forth in Section 3.11 of the Company Disclosure Schedule:

               (a) Neither the Company nor any Company Subsidiary maintains or sponsors, nor is required to make contributions to, any pension, profit-sharing, bonus, incentive, welfare or other employee benefit plan within the meaning of
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or any other material employee benefit program (such plans and related trusts, insurance and annuity contracts, funding media and related agreements and arrangements, other than any "multiemployer plan" (within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA), being hereinafter referred to as the "Benefit Plans" and such multiemployer plans being hereinafter referred to as the "Multiemployer Plans");

               (b) Each Benefit Plan complies in all material respects with all requirements of ERISA and the Code;

               (c)  Each Benefit Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service as to such qualification within the period of time prescribed by law;

               (d) Neither the Company nor any Company Subsidiary maintains, sponsors or contributes to (nor is required to contribute to) any Multiemployer Plan;

               (e) No Benefit Plan is a "defined benefit plan" (within the meaning of Section 3(35) of ERISA);

               (f) Neither the Company nor any Company Subsidiary has engaged in, and the Company has no knowledge of any fiduciary or other "disqualified person or party in interest" of any Benefit Plan of any Company Subsidiary that has engaged in, any "prohibited transaction" (within the meaning of Section 406 of ERISA or Section 4975(c) of the Code); and

               (g) There are no claims, actions, lawsuits, proceedings, investigations or audits pending or, to the knowledge of the Company, threatened against any of the Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any of the Benefit Plans (other than routine benefit claims) and, to the knowledge of the Company, there is no basis for any such claim, action, lawsuit, proceeding, investigation or audit.

          3.12 Labor Relations.
               ---------------

               (a) The Company and each Company Subsidiary and, to the knowledge of the Company, to the extent that the Company has direct control over Worksite Employees (as hereinafter defined), the related worksite employers, are in compliance in all material respects with all Applicable Laws relating to employment of its employees, including, to the Company's knowledge, Worksite Employees, including, but not limited to, those governing employment practices, the terms and conditions of employment, compensation, payment of wages, health and safety, labor relations and plant closings for its employees, including, to the Company's knowledge, Worksite Employees. There are no material audits or investigations pending or, to the knowledge of the Company, threatened by any Governmental Authority against the Company or any Company Subsidiary for the enforcement of any such laws.

               (b) Except as set forth in Section 3.12 of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary is subject to any strike, work stoppage, lockout or other concerted activity or, to the knowledge of the Company, any threats thereof; (ii) neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement with any labor organization or other representative of any of its employees or Worksite Employees, and no such contract, collective bargaining agreement or other agreement is currently being negotiated by or on behalf of the Company or any Company Subsidiary; (iii) to the knowledge of the Company, there is no activity or proceeding by any labor organization or other group seeking to represent employees or to organize any employees of the Company or any Company Subsidiary, or, to the knowledge of the Company, to the extent that the Company has direct control over Worksite Employees, any Worksite Employees, or any questions concerning representation; and (iv) there is no unfair labor practice, labor dispute (other than routine individual grievances), demand for arbitration or arbitration proceeding pending or, to the knowledge of the Company, threatened involving the Company or any Company Subsidiary or, to the knowledge of the Company, to the extent that the Company has direct control over Worksite Employees, any related worksite employer, on the one hand, and any employees of the Company or any Company Subsidiary including Worksite Employees, on the other.

               (c)  Except as limited by any employment contracts listed in
Section 3.10 of the Company Disclosure Schedule, and except for any limitations of general application which may be imposed under Applicable Law, the Company and each Company Subsidiary has the right to terminate the employment of each of its employees (excluding Worksite Employees) at will and without incurring any material penalty or liability.

               (d) As of June 30, 1999, the number of worksite employees of the Company' s customers of whom the Company may be deemed a "co-employer" ("Worksite Employees") was 54,313. As of June 30, 1999, the Company and each Company Subsidiary had paid all salaries, wages, employer's portion of social security, Medicare premiums, federal and state employment Taxes, health care and workers' compensation costs and state unemployment Taxes with respect to all of its employees, including, to the Company's knowledge, Worksite Employees, due and payable by such date and since June 30, 1999 the Company has continued and will continue to pay such amounts as they have become due and payable.

               (e) Neither the Company nor any Company Subsidiary is a contractor or subcontractor of any Governmental Entity.

          3.13 Insurance.  Set forth in Section 3.13 of the Company Disclosure
               ----------
Schedule is a list as of the date hereof of the property and casualty insurance policies maintained by the Company and each of the Company Subsidiaries or by Ultimate Parent or any of its other direct or indirect subsidiaries on behalf of the Company or any Company Subsidiary. All such policies are in full force and effect, all premiums due thereon have been paid and the Company and each of the Company Subsidiaries has complied in all material respects with the applicable provisions of such policies. Neither the Company nor any Company Subsidiary has been advised of any defense to coverage in connection with any claim asserted or noticed by the Company or any Company Subsidiary under or in connection with any of its existing insurance policies. Neither the Company nor any Company Subsidiary has received any notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering the Company or any Company Subsidiary that there will be a cancellation or non-renewal of existing policies or binders or that the Company or any Company Subsidiary will be required to materially modify any of their respective methods of doing business. Section 3.13 of the Company Disclosure Schedule sets forth a list of all states in which the Company or any Company Subsidiary participates in a worker's compensation self-insured fund. There are no audits pending or, to the knowledge of the Company, threatened by any Governmental Authority with respect to any worker's compensation self-insured fund in which the Company or any Company Subsidiary participates.

          3.14 Litigation.  Except as described or provided for in the Company
               ----------
SEC Reports or as set forth in Section 3.14 of the Company Disclosure Schedule, there is no (i) litigation, arbitration, investigation or other legal proceeding (collectively, "Actions") pending or, to the knowledge of the Company, threatened against either the Company or any of the Company Subsidiaries, except for any such Action which is not reasonably likely to result in liability to the Company or any Company Subsidiary in excess of $100,000, individually, or $500,000, in the aggregate, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, relating to or including the Company or any Company Subsidiary or their respective properties, assets or businesses.

          3.15 Permits; Compliance with Applicable Law.
               ----------------------------------------

               (a)  General. Except as set forth in Section 3.15(a) of the
                    -------
Company Disclosure Schedule, the Company and each of the Company Subsidiaries is in compliance in all material respects with all Applicable Law relating to it and its respective assets and properties.

               (b) Permits. Except as set forth in Section 3.15(b) of the Company Disclosure Schedule, the permits, licenses, approvals, franchises and authorizations (collectively, but excluding Environmental Permits, the "Permits") issued to or held by the Company and the Company Subsidiaries are all material Permits required for the ownership, operation and use by them of their properties and assets and for the conduct of the business in which they are presently engaged. Neither the Company nor any Company Subsidiary is in default under, or in violation of, any such Permits, and such Permits are in full force and effect, except where such default or violation or the failure to be in effect would not have, individually or in the aggregate, a Company Material Adverse Effect.

               (c)  Environmental. Except as set forth in Section 3.15 (c) of
                    -------------
the Company Disclosure Schedule or in the Company SEC Reports:

                    (i) The Company and each Company Subsidiary and, to the knowledge of the Company, to the extent the Company has direct control over Worksite Employees, each related worksite employer is in compliance in all material respects with the provisions of all federal, state and local laws, codes and ordinances relating to the protection of public health, the environment or natural resources, and all rules and regulations promulgated thereunder (the "Environmental Laws"), including with respect to the Company and each Company Subsidiary, the real property leased by the Company and each Company Subsidiary listed in Section 3.8 of the Company Disclosure Schedule and the improvements thereon (all such leased real property and improvements thereon hereinafter referred to collectively as the "Premises").

                    (ii) The Company and each Company Subsidiary and, to the knowledge of the Company, to the extent the Company has direct control over Worksite Employees, each related worksite employer has obtained all required federal, state and local permits, licenses, certificates and approvals applicable to the Company or any Company Subsidiary or any such worksite employer, as the case may be, of their respective businesses (the "Environmental Permits") including relating to (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, and (E) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes (intended hereby and hereafter to include any and all such materials listed in any Environmental Law, as hazardous or potentially hazardous (including, without limitation, (1) any chemical, compound, material or substance that is defined, listed in, or otherwise classified pursuant to, any of the Environmental Laws as a "hazardous substance", "hazardous material", "hazardous waste", "toxic substance," "toxic pollutant," "contaminant" or "pollutant" and (2) petroleum, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas) (collectively, "Hazardous Substances"), except where the failure to have obtained or maintained any such Environmental Permit would not have, individually or in the aggregate, a Company Material Adverse Effect.

                    (iii) Neither the Company, any Company Subsidiary, nor, to the knowledge of the Company, to the extent the Company has direct control over Worksite Employees, any related worksite employer has received any written notice of any material violations of any Environmental Law which have not been cured, relating to the use, ownership or occupancy of any of the Premises or relating to the business of the Company or any Company Subsidiary or any worksite employer, as the case may be.

                    (iv) Neither the Company, any Company Subsidiary nor, to the knowledge of the Company, to the extent the Company has direct control over Worksite Employees, any related worksite employer, has engaged in the generation, storage, treatment, recycling, transportation, release or disposal of any Hazardous Substance, except in compliance in all material respects with applicable Environmental Laws.

                    (v) No Hazardous Substances have been released or disposed of on the Premises, except in quantities that are not reasonably likely to have a Company Material Adverse Effect, and to the Company's knowledge, no real property to which the Company or any Company Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances, is listed on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up.

          3.16 Bank Accounts.  The Company has delivered to Parent a list as of
               --------------
the date hereof of all bank and securities accounts and lockboxes maintained by the Company or any Company Subsidiary, a list of persons authorized to sign on behalf of the Company or any Company Subsidiary with respect to each such account and a list of persons with authorized access to each such lockbox.

          3.17  Intellectual Property.
                ---------------------

                (a) The Company and each Company Subsidiary own, free and clear of all Liens, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property that is used or proposed to be used in and material to its respective business ("Company Intellectual Property"). The Company Intellectual Property constitutes all Intellectual Property necessary to enable the Company and each Company Subsidiary to conduct its respective business as currently conducted and as proposed to be conducted. The Company and each Company Subsidiary has taken all commercially reasonable steps to protect and preserve its rights in the Company Intellectual Property and the confidentiality of all Company Intellectual Property.

                (b) Section 3.17 of the Company Disclosure Schedule lists, for the Company Intellectual Property owned by the Company or any Company Subsidiary, all U.S. and foreign (i) patents and patent applications; (ii) Trademark applications and registrations, and material unregistered Trademarks; and (iii) copyright registrations and applications. To the knowledge of the Company, all Company Intellectual Property rights are valid and subsisting and are not the subject of any challenge and all applications that have been filed with respect to Company Intellectual Property are still pending in good standing and have not been abandoned.

                (c) To the knowledge of the Company, the conduct of the Company's and any Company Subsidiary's business as currently conducted or proposed to be conducted does not infringe upon or conflict with any Intellectual Property or other proprietary rights of any other person or entity. Neither the Company nor any Company Subsidiary has received any notice or otherwise has knowledge of any claim or threatened claim involving actual, alleged, or potential infringement, misappropriation or unlawful use by the Company or any Company Subsidiary of any Intellectual Property owned or used by any other person or entity. To the knowledge of the Company, no other person or entity is infringing, misappropriating or making any unlawful use of, and no Intellectual Property owned or used by any other person or entity infringes or conflicts with, any Company Intellectual Property.

                (d) Except as set forth in Section 3.17 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (i) has licensed any Company Intellectual Property to any person or entity on an exclusive basis or is a party to or bound by any agreement limiting its ability to exploit fully any Company Intellectual Property, other than licenses in the ordinary course of business, (ii) is obligated to make any payment to any person or entity for the use of any Company Intellectual Property, other than pursuant to licenses in the ordinary course of business, or (iii) has developed jointly with any other person or entity any Company Intellectual Property with respect to which such other person or entity has any rights.

                (e) To the Company's knowledge, all Date Data and Date-Sensitive Systems are, or as a result of the Company's ongoing remediation efforts will by September 30, 1999 be, Year 2000 Compliant in all material respects. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Date-Sensitive System" means any Software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Company Subsidiary for its internal use, or which the Company or any Company Subsidiary sells, leases, licenses, assigns or otherwise provides, or the provision or operation of which the Company or any Company Subsidiary provides the benefit to its customers, vendors, suppliers, affiliates or any other third party. "Year 2000 Compliant" means (i) with respect to Date Data, that such data is in proper format and accurate for all dates in the twentieth and twenty-first centuries, and (ii) with respect to Date-Sensitive Systems, that each such system is able accurately to process date data such that neither its performance nor its operation will be materially adversely affected by the passage of any date, including, without limitation, the advent of the year 2000 or the passage from the twentieth century into the twenty-first century. The Company has obtained written representations or assurances from each entity that
(x) provides Date Data to the Company or any Company Subsidiary, (y) processes in any way Date Data for the Company or any Company Subsidiary, or (z) otherwise provides any material product or service to the Company or any Company Subsidiary that is dependent on Year 2000 Compliant Date Data or a Year 2000 Compliant Date-Sensitive System, that all of such entity's Date Data and Date-Sensitive Systems that are used for, or on behalf of, the Company or any Company Subsidiary are Year 2000 Compliant.

          3.18  Consents. Except as may be required under The Hart-Scott-Rodino
                --------
Antitrust Improvements Act of 1976, as amended ("HSR"), and except as set forth in Section 3.18 of the Company Disclosure Schedule, no consents, approvals or authorizations of, or filings with, any Governmental Authority or any other person or entity are required in connection with the execution, delivery or performance of this Agreement or the Stock Option Agreement by the Company and the consummation of the transactions contemplated hereby or thereby to be consummated by the Company, except where the failure to obtain such consents, approvals, or authorizations, or make such filings, would not prevent or delay consummation of the Transactions in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement and the Stock Option Agreement, and would not have, individually or in the aggregate, a Company Material Adverse Effect.

          3.19  Foreign Person. The Company is not a foreign person within the
                --------------
meaning of Section 1445(f)(3) of the Code.

          3.20  Authority. The Company has the requisite corporate power and
                ---------
authority to execute and deliver this Agreement and the Stock Option Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation by the Company of the Transactions have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company is necessary to authorize this Agreement or the Stock Option Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding Shares in accordance with the DGCL). This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by the Company and, assuming this Agreement and the Stock Option Agreement constitute the valid and binding agreement of Parent and Sub, constitutes the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except that the enforcement hereof and thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.21  Board Approvals Regarding Transactions. The Company Board, at a
                --------------------------------------
meeting duly called and held, has (i) unanimously determined that each of this Agreement, the Stock Option Agreement, the Offer and the Merger are advisable and in the best interests of the stockholders of the Company, (ii) approved this Agreement, the Stock Option Agreement, the Transactions and the Stockholder Agreement, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares to Sub pursuant to the Offer and approve and adopt this

Agreement, the Stock Option Agreement and the Merger, and (iv) consented to the transfer to Sub of all such Shares, and none of the aforesaid actions by the Company Board has been amended, rescinded or modified. The action taken by the Company Board constitutes approval of the Merger, the other Transactions, the Stock Option Agreement and the Stockholder Agreement by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement, the Transactions, the Stock Option Agreement or the Stockholder Agreement. No other state takeover statute is applicable to the Merger, the other Transactions or the Stockholder Agreement.

          3.22  Vote Required. The affirmative vote of the holders of a bare
                -------------
majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger. No vote of any class or series of the Company's capital stock is necessary to approve any of the Transactions other than the Merger.

          3.23  Approvals; Antitakeover Provisions. The Company has taken all
                ----------------------------------
action necessary to approve the Transactions under the DGCL (except for shareholder approval and the filing of a Certificate of Merger), including, but not limited to, all actions required to render the provisions of Section 203 of the DGCL restricting business combinations with "interested stockholders" inapplicable to the Transactions.

          3.24  Brokers and Finders. Other than the fee payable by the Company
                -------------------
to CIBC World Markets Corp. ("CIBC World Markets"), no investment banking, brokerage, finders, advisory or similar fee or commission is payable by the Company or any Company Subsidiary to any investment banker, broker, finder, advisor, consultant or intermediary, in connection with this Agreement, the Stock Option Agreement or the Transactions. The Company has provided Parent true and correct copies of all agreements with BancBoston as to which the Company and/or any Company Subsidiary could have any liabilities.

          3.25  Fairness Opinion. The Company Board has received the opinion of
                ----------------
CIBC World Markets dated September 8, 1999, to the effect that, as of such date, and based upon the assumptions made, matters considered, and limits of review set forth therein, the applicable Merger Consideration is fair to the stockholders of the Company, other than to the Ultimate Parent, from a financial point of view.

          3.26  Compensation. Set forth in Section 3.26 of the Company
                ------------
Disclosure Schedule is a list as of the date hereof of all material written agreements, plans or arrangements by which the Company or any Company Subsidiary is bound with regard to compensation, bonus, incentive, stock option, stock purchase, severance pay or other benefits or perquisites, other than any agreements, plans or arrangements listed in Section 3.11 of the Company Disclosure Schedule or solely with respect to Worksite Employees, and (b) a list as of the date hereof of all employees of the Company or any Company Subsidiary (other than Worksite Employees) entitled to receive salary at an annual rate in excess of $50,000 and their respective positions and annual salaries.

          3.27  Full Disclosure. No representation or warranty by the Company in
                ---------------
this Agreement or in the Stock Option Agreement and no statement by the Company contained in any exhibit, disclosure schedule, or certificate contemplated by this Agreement or in the Stock Option Agreement contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

                                  ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

          Each of Parent and Sub represents and warrants, jointly and severally, to the Company that:

          4.1   Organization and Qualification. Each of Parent and Sub is a
                ------------------------------
corporation, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of Parent and Sub is qualified and in good standing as a foreign corporation, in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing would not materially impair or delay the ability of Parent or Sub to consummate the Transactions (a "Parent Material Adverse Effect").

          4.2   Authority. Each of Parent and Sub has the requisite corporate
                ---------
power and authority to execute and deliver this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Stock Option

Agreement and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by the Board of Directors of each of Parent and Sub and by Parent as the sole stockholder of Sub, and no other corporate action on the part of Parent and Sub is necessary to authorize this Agreement or the Stock Option Agreement or to consummate the Transactions. This Agreement and the Stock Option Agreement have been duly and validly executed and delivered by each of Parent and Sub and, assuming this Agreement and the Stock Option Agreement constitute the valid and binding agreements of the Company, constitute the valid and binding agreements of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that the enforcement hereof or thereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          4.3  Consents and Approvals; No Violation.
               ------------------------------------

               (a) Except as set forth in Section 4.3(a) of the disclosure schedule delivered to the Company by Parent concurrently with the execution hereof (the "Parent Disclosure Schedule"), neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by Parent or Sub nor the consummation by Parent or Sub of the Transactions contemplated hereby or thereby to be consummated by Parent or Sub will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, other than (A) in connection with the applicable requirements of the HSR Act, (B) pursuant to the applicable requirements of the Exchange Act, (C) the filing of the Certificate of Merger pursuant to the DGCL and appropriate documents with the relevant authorities of other states in which Parent or Sub is authorized to do business, or (D) as may be required by any applicable state corporation, securities or "blue sky" laws or state takeover laws. Parent will use its reasonable best efforts to obtain and deliver to the Company executed counterpart copies of all consents referred to in the preceding sentence prior to consummation of the Offer.

               (b) Neither the execution, delivery and performance of this Agreement or the Stock Option Agreement by Parent or Sub nor the consummation by Parent or Sub of the Transactions will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or the By-Laws of either Parent or Sub; (ii) subject to obtaining the required third party consents set forth in Section 4.3(a) of the Parent Disclosure Schedule, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or Lien or other charge or encumbrance) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Parent or Sub is a party or by which either of them or any of their respective assets may be bound; or (iii) assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 4.3(a) hereof are duly and timely obtained or made, violate any order, writ, injunction, decree, statute, rule or regulation in effect as of the date of this Agreement and applicable to Parent or Sub or any of their respective assets, excluding from the foregoing clauses (ii) and (iii) such violations, breaches or defaults (or rights of termination, cancellation or acceleration or Liens or other charges or encumbrances) which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          4.4  Interim Operations of Sub. Sub was formed solely for the purpose
               -------------------------
of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.

          4.5  Financing. As of the date hereof and at the expiration of the
               ---------
Offer and at the Effective Time, either Parent or Sub has and will have available all the funds, or has written binding commitments from financial institutions or other sources to obtain all the funds, necessary to purchase all of the Shares pursuant to the Offer and the Merger and to pay all fees, expenses and payments payable by Parent or Sub related to the Transactions.

          4.6  Share Ownership. Except for shares owned by Affiliates of FMR
               ---------------
Corp. in the ordinary course of business, none of Parent, Sub nor any of their respective "affiliates" or "associates" (as such terms are defined in Rule 12b-2 under the Exchange Act) beneficially owns any Shares.

          4.7  Information in Proxy Statement and Schedule 14D-9. None of the
               -------------------------------------------------
information supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 14D-9 will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent or Sub should occur which is required to be described in a supple-ment to the Proxy Statement or the Schedule 14D-9, such event shall be so described, and such supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. With respect to information relating to Parent or Sub, the Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

          4.8  Brokers and Finders. Parent and Sub have not employed any
               -------------------
investment banker, broker, finder, advisor, consultant or intermediary in connection with the Transactions which would be entitled to any investment banking, brokerage, finder's, advisory or similar fee or commission in connection with this Agreement, or the Stock Option Agreement or the Transactions.

                                   ARTICLE V

                      ADDITIONAL COVENANTS AND AGREEMENTS

          5.1  Interim Operations of the Company. Except as set forth in
               ---------------------------------
Section 5.1 of the Company Disclosure Schedule, during the period from the date of this Agreement to the Effective Time or termination of this Agreement pursuant to Section 7.1 hereof (unless Parent shall otherwise agree in writing and except as expressly provided by this Agreement), the Company shall, and shall cause each Company Subsidiary to, conduct its operations according to its ordinary and usual course of business in substantially the same manner as heretofore conducted and use its reasonable best efforts to preserve intact its current business organization, keep available the services of its current officers and subject to the prudent management of workforce needs, its employees (including all Worksite Employees, except to the extent required by clients of the Company), preserve its relationships with customers, suppliers and others having business dealings with it, consult with Parent concerning important business matters affecting the Company and the Company's Subsidiaries and periodically report to Parent concerning the status of the business, operations and finances of the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as expressly provided by this Agreement or as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not and shall not permit any Company Subsidiary to, without the prior written consent of Parent:

                    (i) directly or indirectly amend its Certificate of Incorporation or By-Laws or similar organizational documents;

                    (ii) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of any Company Subsidiary, except that a wholly owned Company Subsidiary may declare and pay a dividend or make an advance to its parent or the Company, (B) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of the Company's capital stock or that of any Company Subsidiary or any instrument or security which consists of or includes a right to acquire such shares;
     (C) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of the Company's capital stock or that of any Company Subsidiary or voting debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the Company's capital stock or that of any Company Subsidiary or voting debt, other than Shares issued upon the exercise of Options outstanding on the date hereof in accordance with the Option Plans as in effect on the date hereof; or (D) split, combine or reclassify the outstanding capital stock of the Company or of any Company Subsidiary;

                    (iii) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing an equity interest in a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof, or (B) any assets, except purchases of assets in the ordinary course of business consistent with past practices and which individually do not exceed $50,000 or in the aggregate do not exceed $100,000;

                    (iv) alter (through merger, liquidation, reorganization, restructuring or in any other fashion), the corporate structures or ownership of the Company or any Company Subsidiary;

                    (v) make any new capital expenditure or expenditures which exceed the amounts budgeted therefor in the fiscal year ending June 30, 2000 budget for the Company provided to Parent;

                    (vi) (A) amend, terminate or transfer any Company Material Contract except in the ordinary course of business consistent with past practice and provided that any such amendment, termination or transfer does
                  --------
     not have, individually or in the aggregate, a Company Material Adverse Effect, (B) waive, release or assign any material rights or claims, (C) enter into any contract that would be a Company Material Contract pursuant to clauses (ii) through (viii) of Section 3.10, or (D) enter into any agreement for the provision of professional employer services except in the ordinary course of business consistent with past practices;

                    (vii) transfer, lease, license, sell or dispose of any of their respective assets other than dispositions in the ordinary course of business and consistent with past practice; provided that the fair market
                                                 --------
     value of assets sold does not exceed $50,000 in any single transaction or $100,000 in the aggregate;

                    (viii) mortgage, pledge or encumber any of their respective assets;

                    (ix) enter into or amend any employment or severance agreement or any other agreement or arrangement that provides for payment upon a change of control with or grant any severance or termination pay to any officer, director or employee (including Worksite Employees, except to the extent required by clients of the Company) of the Company or any Company Subsidiary;

                    (x) except, as required to comply with applicable law or expressly provided in this Agreement, (A) adopt, enter into, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable, under any Benefit Plan or other contract, agreement, commitment, arrangement, plan, trust, fund or policy maintained by, contributed to or entered into by the Company or any Company Subsidiary for the current or future benefit or welfare of any director, officer or current or former employee, except to the extent necessary to coordinate any such Benefit Plans with the terms of this Agreement, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (other than Worksite Employees) or consultant of the

     Company or any Company Subsidiary (other than normal recurring increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice), (C) pay any benefit not provided for under any Benefit Plan, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Benefit Plans or agreements or awards made thereunder) or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Benefit Plan;

                    (xi) (A) incur or assume any long-term indebtedness for borrowed funds, or except in the ordinary course of business, incur or assume any short-term indebtedness for borrowed funds in amounts not consistent with past practice, provided, that the aggregate of such short-term indebtedness and long-term indebtedness outstanding does not exceed $3,300,000 at any given time, (B) modify the terms of any indebtedness or other liability except as set forth in Section 5.1 of the Company Disclosure Schedule, (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person (except for checks endorsed for collection in the ordinary course of business) or (D) make any loans, advances or capital contributions to, or investments in any other person (other than to wholly owned Company Subsidiaries and other than (x) travel advances to employees in the ordinary course of business consistent with past practices and (y) publicly traded securities constituting less than 1.0% of the outstanding equity of the issuing entity);

                    (xii) change any of the accounting methods used by it unless required by changes in GAAP;

                    (xiii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by changes in GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

                    (xiv) pay, release, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, release, discharge or satisfaction of (A) any such claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, and (B) claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Company Subsidiaries filed with the SEC prior to the date hereof;

                    (xv) amend in any material respect, renew, terminate or cause to be extended any lease, agreement or arrangement relating to any of its leased properties or enter into any lease, agreement or arrangement with respect to any real property;

                    (xvi) permit any insurance policy having the Company or any Company Subsidiary as a beneficiary or a loss payable payee to be cancelled or terminated unless comparable replacement coverage is obtained, provided that written notice has been provided to Parent and the premium therefor is reasonably acceptable to Parent ;

                    (xvii) take, or agree or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Offer set forth in Annex A or any of the conditions to the consummation of the Merger set forth in Article VI hereof not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Sub or the holders of Shares to consummate the Offer or the Merger in accordance with the terms hereof or materially delay such consummation; and

                    (xviii) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or publicly announce an intention to do any of the foregoing.

          5.2  Alternative Proposals.
               ---------------------

               (a) Neither the Company nor any Company Subsidiary or Affiliate shall (and neither the Company nor any Company Subsidiary or Affiliate shall authorize or permit any of their respective officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, to), directly or indirectly, solicit, initiate or encourage any inquiry, proposal or offer, or participate in or initiate discussions or negotiations with, or provide any information to, any person or group (other than Parent, any of its Affiliates or representatives), concerning any proposal or offer for a merger, share exchange, consolidation, recapitalization, asset acquisition or other business combination or similar transaction involving the Company or any Company Subsidiary or any proposal or offer to acquire an equity interest representing 20% or more of the outstanding Common Stock or voting power in, or 20% or more of the fair market value of the assets of, the Company or any Company Subsidiary other than the Transactions (an ''Alternative Proposal"), or otherwise cooperate in any way with, or participate in, facilitate or actively encourage any effort or attempt by, any person or group (other than Parent, any of its Affiliates or representatives) to do or seek any of the foregoing, except that nothing contained in this Section 5.2 or any other provision hereof shall prior to the time of acceptance of Shares for payment pursuant to the Offer prohibit the Company or the Company Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Company Board, after receiving advice from outside counsel, is required under Applicable Law, provided that the Company may not, except as permitted by Section 5.2(b) hereof, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Alternative Proposal, or enter into any letter of intent, agreement in principle or definitive agreement with respect to any Alternative Proposal. Upon execution of this Agreement, the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Notwithstanding the foregoing, prior to the time of acceptance of Shares for payment pursuant to the Offer, the Company may, subject to providing prior written notice to Parent of its decision to take such action, furnish information concerning its business, properties or assets to any corporation, partnership, person or other entity or group in response to a Superior Proposal that is submitted by such entity or group, and may, subject to providing prior written notice to Parent of its decision to take such action, negotiate and participate in discussions and negotiations with such entity or group concerning a Superior Proposal (as defined below) if (A) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company Board to acquire more than a majority of the Shares then outstanding on a fully diluted basis or all or substantially all of the assets of the Company, which the Company Board determines in good faith, based on the written advice of the Company's financial advisors, to be more favorable from a financial point of view to the Company' s stockholders than the Offer and the Merger, and which is neither subject to the receipt of any necessary financing nor otherwise on terms less favorable than the terms hereof and which in the opinion of the Company Board, based on the written advice of the Company's financial advisors, such entity or group has the financial capacity to consummate (a "Superior Proposal"), (B) the Company Board believes in good faith, based on the advice of its outside legal counsel, that such action is reasonably necessary in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under Applicable Law, (C) the Company furnishes such information to such entity or group pursuant to an appropriate confidentiality agreement on terms no less favorable to the Company than the Confidentiality Agreement, and (D) neither the Company nor any Company Subsidiary or Affiliate, nor any of their respective officers, directors, employees, representatives or agents, shall have violated any of the restrictions set forth in this Section 5.2. The Company will immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by the Company, and the Company will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other party which was not previously provided to Parent.

               (b) Except as set forth below in this subsection (b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of the Offer, this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Alternative Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle or definitive agreement with respect to any Alternative Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Company Board may withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger if (A) the Company has received a Superior Proposal which is then pending and which the Company Board has determined to recommend to the Company's stockholders, (B) the Company Board concludes, in good faith, based on the advice of its outside legal counsel, that in light of such Superior Proposal, the withdrawal or modification of such approval or recommendation is reasonably necessary in order for the Company Board to comply with its fiduciary obligations to the Company's stockholders under Applicable Law, (C) the Company notifies Parent at least five business days prior to taking any action with respect to such Superior Proposal or the withdrawal or modification of its approval or recommendation, specifying the material terms and conditions of such Superior Proposal, and identifying the person making such Superior Proposal; and
(D) the Company gives Parent at least five business days after the Company gives notice to Parent pursuant to clause (C) to match or better such Superior Proposal and Parent fails to or decides not to do so within such five-day period.

          5.3  Reasonable Best Efforts.
               ------------------------

               (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Sub and the Company agree to use their respective reasonable best efforts (x) to take, or cause to be taken, all actions, and (y) to do, or cause to be done, all things necessary, proper or advisable (subject to any Applicable Laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (ii) the preparation of any disclosure documents reasonably requested by Parent in order to facilitate financing of any of the Transactions and (iii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to delay materially the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither the Company nor any Company Subsidiary shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits Parent's or Sub's freedom of action with respect to, or their ability to retain, the Company or any Company Subsidiary or any material portions thereof or any of the businesses, product lines, properties or assets of the Company or any Company Subsidiary, without Parent's prior written consent.

               (b) Prior to the Closing, subject to Applicable Law, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other parties of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including Environmental Permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its reasonable best efforts to effect such transfers, amendments or modifications.

               (c) The Company and Parent shall file, as soon as practicable, notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Company and Parent shall each request early termination of the HSR Act waiting period.

               (d) Notwithstanding the foregoing, except as provided in Section 7.1(b)(ii), nothing contained in this Agreement shall be deemed to require the Company, Parent or Sub to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

          5.4  Access to Information. To the extent permitted by applicable
               ---------------------
law, upon reasonable notice, the Company shall (and shall cause each Company Subsidiary to), afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each Company Subsidiary to), furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of the federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Access shall include the right to conduct such management information systems, risk management and environmental studies as Parent, in its discretion, shall reasonably deem appropriate. After the time the persons designated by Parent have been elected to, and shall constitute a majority of, the Company Board pursuant to Section 1.3 hereof (the "Appointment Date"), the Company shall provide Parent and such persons as Parent shall designate with such information, at any time as Parent shall request. Until the Effective Time, unless otherwise required by law or in order to comply with disclosure requirements applicable to the Offer Documents or the Proxy Statement, Parent will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements, dated as of May 24, 1999 and May 26, 1999 (the "Confidentiality Agreements"), entered into by and among the members of Parent and the Company.

          5.5  Publicity. The initial press release with respect to the
               ---------
execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, until the Appointment Date or the date the Transactions are terminated or abandoned, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other parties, except to the extent required by law, the rules and regulations of any national securities exchange or over-the-counter market or by any listing agreement with a national securities exchange or over-the-counter market.

          5.6  State Takeover Laws. Notwithstanding any other provision in this
               -------------------
Agreement, in no event shall the approval given by the Company Board with respect to Section 203 of the DGCL be withdrawn, revoked or modified by the Company Board. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Company, the Stockholder Agreement, the Offer, the Share Purchase, the acquisition of Shares pursuant to the Offer or the Merger, the Company shall take all action necessary to render such statute inapplicable to all of the foregoing.

          5.7  Directors' and Officers' Insurance and Indemnification.
               -------------------------------------------------------

               (a) The Company shall, to the fullest extent permitted under the applicable provisions of the DGCL, the terms of the Company's Certificate of Incorporation or By-Laws and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under the applicable provisions of the DGCL, indemnify and hold harmless, each present and former director, officer or employee of the Company or any Company Subsidiary (collectively, the "Company Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, losses, claims, damages and liabilities incurred in connection with, and amounts paid in settlement of, any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and wherever asserted, brought or filed, based on the fact that such person is or was a director, officer or employee of the Company or any Company Subsidiary and (x) arising out of or pertaining to the Transactions or (y) otherwise with respect to any acts or omissions or alleged acts or omissions occurring at or prior to the Effective Time, in each case for a period of six years after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) any counsel retained by the Company Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation, (ii) after the Effective Time, the Surviving Corporation shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that the
                                             --------- -------
Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and provided, further, that, in the event that any claim or claims for
              --------  -------
indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims. The Company Indemnified Parties as a group shall be reimbursed for the costs of only one law firm to represent them with respect to any single action unless there is, under applicable standards of profes-sional conduct, a conflict on any significant issue between the positions of any two or more Company Indemnified Parties. The indemnity agreements of the Surviving Corporation in this Section 5.7 (a) shall extend, on the same terms to, and shall inure to the benefit of and shall be enforceable by, each person or entity who controls, or in the past controlled, any present or former director, officer or employee of the Company or any Company Subsidiary.

               (b) At the Closing, the Surviving Corporation shall purchase directors' and officers' liability tail insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) for a period of six years on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to the covered persons than the terms now applicable to them under the Company's current policy; provided,
                                                                 --------
however, that in no event shall the Surviving Corporation be required to expend
-------
more than $125,000; and provided, further, that, if the premium for such
                        --------  -------
coverage exceeds such amount, the Surviving Corporation shall purchase a policy with the greatest coverage available for such amount,

               (c) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, and shall be binding on all successors and assigns of the Surviving Corporation (including any transferee of all or substantially all the assets of Parent or the Surviving Corporation).

          5.8  Conduct of Business of Sub. During the period of time from the
               --------------------------
date of this Agreement to the Effective Time, Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

          5.9  Transfer of Stockholder's Shares. The Company hereby waives any
               --------------------------------
rights the Company may have under any agreement or otherwise to object to the transfer to Sub or Parent of any or all Shares held by Stockholder and hereby covenants not to consent to the transfer of any Shares held by Stockholder to any other person unless (i) the Company will have obtained the specific, prior written consent of Parent with respect to any such transfer or (ii) this Agreement will have been terminated pursuant to Article VII hereof.

          5.10 Notification of Certain Matters. The Company shall give prompt
               -------------------------------
notice to Parent of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          5.11 Company Employees. The Surviving Corporation will (i) continue
               -----------------
to provide each person (other than Worksite Employees) employed by the Company or any Company Subsidiary on the Closing Date and who continue to be employed by the Company or any Company Subsidiary thereafter such benefits and salary comparable in the aggregate to the benefits and salary previously paid or provided by the Company or any Company Subsidiary, as applicable (other than stock options or stock awards), as of the Closing Date for a period ending on the first anniversary of the Effective Time and (ii) grant to each such person credit for his/her years of service with the Company or any Company Subsidiary, as applicable, for purposes of calculating such person's right to participate in applicable benefit plans and programs and the level of such participation.

          5.12 Guaranty. The Company shall as promptly as practicable after the
               --------
date hereof, and in any event prior to the purchase of any Shares pursuant to the Offer, obtain (i) a guaranty from Ultimate Parent in form and substance reasonably satisfactory to Parent, pursuant to which Ultimate Parent shall guaranty to Parent the earnings before interest, taxes, depreciation and amortization (EBITDA) projected to be received by the Company under the Subscriber Services Agreement, dated as of July 1, 1999, by and between Ultimate Parent and the Company, relating to Ultimate Parent's PROH Division (the "PROH Contract"), which such EBITDA amounts are set forth in Schedule 5.12 and (ii) an irrevocable letter of credit or surety bond from a reputable and financially sound financial institution or insurance company, or such other security, in each case in form and substance reasonably satisfactory to Parent securing the EBITDA payable with respect to the guaranty described in clause (i) or with respect to the PROH Contract, as the case may be, and the EBITDA set forth in
Schedule 5.12 projected to be received by the Company under the Subscriber Services Agreement dated as of July 1, 1999 by and between Ultimate Parent and the Company relating to Ultimate Parent's Support Services Division.

                                  ARTICLE VI

                   CONDITIONS TO CONSUMMATION OF THE MERGER

          6.1  Conditions to Each Party's Obligations to Effect the Merger. The
               -----------------------------------------------------------
respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or Sub, as the case may be, to the extent permitted by Applicable Law:

               (a)  Stockholder Approval. This Agreement shall have been duly
                    --------------------
approved and adopted by the requisite vote of the stockholders of the Company, if required by Applicable Law, in order to consummate the Merger.

               (b)  Stockholder's Stockholder Approval. The Required Stockholder
                    ----------------------------------
Approval (as defined in the Stockholder Agreement) shall have been obtained.

               (c)  Injunction. There shall not be (i) in effect any statute,
                    ----------
rule, regulation, executive o rder, decree, ruling or injunction or other order of any Governmental Entity directing that the Transactions contemplated herein or in the Irrevocable Proxy not be consummated or otherwise materially limiting or restricting ownership or the operation of the business of the Surviving Corporation, or (ii) pending by any Governmental Entity any suit, action or proceeding, the subject matter of which involves the Transactions, which is reasonably likely to materially adversely affect Parent, Sub or the Company.

               (d)  Governmental Filings and Consents. Subject to the terms and
                    ---------------------------------
provisions herein provided, all consents, orders and approvals required of all Governmental Entities for the consummation of the Merger and the other Transactions shall have been obtained and be in effect at the Effective Time, other than non-material consents, orders or approvals, and the waiting periods under the HSR Act shall have expired or been terminated.

               (e)  Consummation of the Offer. The purchase of Shares pursuant
                    -------------------------
to the Offer or the Share Purchase shall have occurred.

                                  ARTICLE VII

                                  TERMINATION

          7.1  Termination. This Agreement may be terminated and the Merger
               -----------
contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof.

               (a)  By the mutual consent of Parent, Sub and the Company.

               (b)  By either the Company or Parent:

                    (i) if the Effective Time shall not have occurred on or prior to December 31, 1999; provided, however, that the right to terminate
                                 ---------  -------
     this Agreement under this Section 7.1 (b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or Sub, as the case may be, to purchase shares of Company Common Stock pursuant to the Offer on or prior to such date;

                    (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer, the Merger or the other Transactions and such order, decree, ruling or other action shall have become final and non-appealable; or

                    (iii) if the Required Stockholder Approval shall not have been obtained at the meeting of the stockholders of Ultimate Parent to be held in accordance with the Stockholder Agreement.

               (c)  By the Company:

                    (i) if Parent, Sub or any of their Affiliates shall have failed to commence the Offer in accordance with Section 1 hereof, provided,
                                                                       --------
     that the Company may not terminate this Agreement pursuant to this Section 7.1 (c)(i) if the Company is at such time in material breach of its obligations under this Agreement;

                    (ii) if, prior to the purchase of Shares by Sub pursuant to the Offer, the Company Board shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, this Agreement or the Merger in order to permit the Company to enter into a definitive agreement with respect to a Superior Offer, which is then pending, provided the Company has complied with all of the provisions of
     Section 5.2(b), including the notice provisions therein; or

                    (iii) if Parent or Sub shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement or the Stock Option Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to Parent or Sub, as applicable.

               (d)  By Parent or Sub:

                    (i) if, prior to the purchase of Shares by Sub pursuant to the Offer, (A) the Company shall have notified or been required by Section
     5.2 hereof to notify Parent of its decision to furnish information concerning its business, properties or assets to or shall have negotiated or participated in negotiations or discussions with a person or entity other than Parent, Sub or their Affiliates concerning a Superior Proposal
     (B), the Company Board shall have withdrawn, modified or changed in a manner adverse to Parent or Sub its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Alternative Proposal, (C) the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Alternative Proposal or similar business combination with a person or entity other than Parent, Sub or their Affiliates, or (D) the Ultimate Parent board of directors shall have withdrawn, modified or changed in a manner adverse to Parent or Sub its approval of the transactions contemplated by the Stockholder Agreement or its approval or recommendation of the sale of its interest in NCES as set forth in Ultimate Parent's Proxy Statement dated August 13, 1999;

                    (ii) if, prior to the purchase of Shares by Sub pursuant to the Offer, the Company shall have breached any of its representations, warranties, covenants or other agreements contained in this Agreement or the Stock Option Agreement, which breach would give rise to the failure of the condition set forth in paragraph (c) of Annex A hereto and cannot be or has not been cured within 30 days after the giving of written notice by Parent or Sub to the Company;

                    (iii) if Target Parent or Ultimate Parent shall have breached any of its representations, warranties, covenants or other agreements contained in the Stockholder Agreement, which breach cannot be or has not been cured within 30 days of the giving of written notice by Parent or Sub to Target Parent or Ultimate Parent, as applicable;

                    (iv) if Ultimate Parent has not received all consents and approvals from its lenders necessary to consummate the Transactions on the terms and conditions set forth in this Agreement and the Stockholder Agreement, including the unconditional release of all Liens on the Shares held by Target Parent, and has not delivered evidence of such consents and approvals (including release of such Liens) to Parent;

                    (v) if the Company shall not have obtained and delivered to Parent the guaranty and letter of credit or surety bond or other security in accordance with Section 5.12 of this Agreement;

                    (vi) if the Company and the Company Subsidiaries shall incur or assume indebtedness in excess of the amounts set forth in Section 5.1(xi) of this Agreement; or

                    (vii) if the Company shall not be removed as a co-indemnitor with respect to the Liberty Bond (as defined in the Stockholder Agreement) in accordance with Section 4.06 of the Stockholder Agreement.

          7.2  Effect of Termination. In the event of the termination of this
               ---------------------
Agreement as provided in Section 7.1 hereof, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub, the Company or their respective directors, officers, employees, representatives, agents, advisors or stockholders other than the obligations pursuant to this Section 7.2, except that the agreements contained in Section
5.5 and the provisions of this Section 7.2 and Article VIII hereof shall survive the termination hereof; provided, however, that if (w) the Company terminates
                        --------  -------
this Agreement pursuant to Section 7.1(c)(ii) hereof; (x) the Company enters into an agreement which accepts or implements a Superior Proposal; or (y) Parent or Sub terminate this Agreement pursuant to Sections 7.1(d)(i)(B), 7.1(d)(i)(C), 7.1(d)(i)(D), 7.1(d)(iii), 7.1(d)(iv) or 7.1(d)(vii) hereof, then within one business day following such termination the Company shall pay to Parent by wire transfer of immediately available funds a fee equal to $4,500,000; provided
                                                                   --------
further that if Parent or Sub terminate this Agreement pursuant to Sections
-------
7.1(d)(i)(A), 7.1 (d)(ii), 7.1(d)(v) or 7.1(d)(vi) hereof or the Company,
Parent or Sub terminate this Agreement pursuant to Section 7.1(b)(iii) hereof, the Company shall pay to Parent all of Parent's and Sub's reasonable out-of-pocket expenses and fees (including without limitation fees and expenses payable to counsel, accountants, experts and consultants, banks, investment banking firms and other financial institutions and their respective agents and counsel) actually incurred by Parent and Sub in connection with the transactions contemplated by this Agreement, the Offer, the Merger and the Stockholder Agreement promptly upon receipt of a reasonably itemized statement therefor; provided further that if the Company, Parent or Sub terminate this Agreement
----------------
pursuant to Section 7.1(b)(iii) or 7.1(b)(v), but within one year after the date of such termination, the Company shall have executed a letter of intent, agreement in principle or definitive agreement relating to an Alternative Proposal or similar business combination with a person or entity other than Parent, Sub or their Affiliates, then within one business day following the execution of such letter or agreement, the Company shall pay to Parent by wire transfer of immediately available funds a fee equal to the difference between $4,500,000, less the amount actually paid by the Company to Parent pursuant to the immediately preceding proviso of this Section 7.2. Nothing contained in this
Section 7.2 shall relieve any party from liability for fraud or for willful breach of this Agreement.

                                  ARTICLE VII

                           MISCELLANEOUS AND GENERAL

          8.1  Payment of Expenses and Other Payments. Whether or not the
               --------------------------------------
Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, except as otherwise provided in Section 7.2 hereof.

          8.2  Survival of Representations and Warranties; Survival of
               -------------------------------------------------------
Confidentiality Agreement. The representations and warranties made herein shall
-------------------------
not survive beyond the earlier of termination of this Agreement or the Effective Time. This Section 8.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time. In the event of the termination of this Agreement for any reason whatsoever, the Confidentiality Agreements shall remain in full force and effect, provided, however, that if this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii) hereof, the first two sentences of paragraph 5 and all of paragraph 6 of the Confidentiality Agreements shall be of no force or effect.

          8.3  Modification or Amendment. Subject to the applicable provisions
               -------------------------
of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that
                                                    --------  -------
after approval of this Agreement by the stockholders of the Company, no amendment shall be made which reduces or changes the consideration payable in the Merger or adversely affects the rights of the Company's stockholders hereunder without the approval of such stockholders.

          8.4  Waiver of Conditions. Except as otherwise provided in this
               --------------------
Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party or parties entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

          8.5  Counterparts. This Agreement may be executed in two or more
               ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          8.6  Governing Law. This Agreement shall be governed by, and
               -------------
construed in accordance with, the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

          8.7  Notices. Any notice, request, instruction or other document to
               -------
be given hereunder by any party to the other parties shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile transmission (with a confirming copy sent by overnight courier), as follows:

               (a)  If to the Company, to
                    NovaCare Employee Services, Inc.
                    2621 Van Buren Avenue
                    Norristown, Pennsylvania 19403
                    Telephone no.: (610) 650-4813
                    Facsimile no.: (610) 650-4706
                    Attention: President

with copies to:
                    Haythe & Curley
                    237 Park Avenue
                    20th Floor
                    New York, New York 10017
                    Telephone no.: (212) 880-6000
                    Facsimile no.: (212) 682-0200
                    Attention: Andrew J. Beck, Esq.

               (b)  If to Parent or Sub, to
                    Plato Holdings, Inc.
                    c/o Patricof & Co. Ventures, Inc.
                    455 South Gulph Road, Suite 410
                    King of Prussia, Pennsylvania 19406
                    Telephone no.: (610) 265-0286
                    Facsimile no.: (610) 265-4959

                    Attention: Gregory M. Case


with copies to:
                    Blank Rome Comisky & McCauley LLP
                    One Logan Square
                    Philadelphia, Pennsylvania 19103
                    Telephone no.: (215) 569-5544
                    Facsimile no.: (215) 569-5628
                    Attention: Arthur H. Miller, Esq.

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    One Beacon Street
                    Boston, Massachusetts 02108
                    Telephone no.: (617) 573-4800
                    Facsimile no.: (617) 573-4822
                    Attention: Louis A. Goodman, Esq.

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    1440 New York Avenue, N.W.
                    Washington, DC. 20005
                    Telephone no.: (202) 371-7000
                    Facsimile no.: (202) 393-5760
                    Attention: Marcia R. Nirenstein, Esq.

or to such other persons or addresses as may be designated in writing by the party to receive such notice.

          8.8  Entire Agreement, Assignment. This Agreement and the
               ----------------------------
Confidentiality Agreements(a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties; except that Parent and Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent or to any other entity owned by the same members of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

          8.9  Parties in Interest.  Nothing in this Agreement, express or
               --------------------
implied, other than the right to receive the consideration payable in the Merger pursuant to Article II hereof and as provided in Section 5.7 hereof, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          8.10 Obligation of Parent. Whenever this Agreement requires Sub to
               --------------------
take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Sub to take such action and a guarantee of the performance thereof.

          8.11 Validity. If any term, provision, covenant or restriction of
               --------
this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

          8.12 Captions. The Article, Section and paragraph captions herein are
               --------
for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          8.13 Specific Performance. Each of the parties hereto acknowledges
               --------------------
and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in a court of competent jurisdiction.

          8.14 "Knowledge" of the Company. For purposes of this Agreement,
                -------------------------
unless otherwise expressly provided where the term is used, "knowledge" of the Company will be deemed to mean (i) the actual knowledge of any director or executive officer of the Company or any Company Subsidiary and (ii) the knowledge that any such director or executive officer would have had if he or she, in connection with the confirmation of the accuracy of the representations and warranties of the

Company in this Agreement, had made due inquiry of the officers, employees, advisors, and agents of the Company or any Company Subsidiary who are primarily responsible for the subject matter of such representations and warranties.

          8.15 Confidentiality. During the period from the date of this
               ---------------
Agreement to the Effective Date, the Company shall, and shall cause each Company Subsidiary to, maintain the confidentiality of all confidential information given to them by Parent or Sub or any Affiliate of Parent or Sub, in connection with this Agreement, in the same manner that the recipient of the information maintains the confidentiality of its own confidential information. If this Agreement is terminated in accordance with Article VII, the Company shall, and shall cause each Company Subsidiary to, promptly return all such confidential information and materials, and the provisions of the foregoing sentence shall survive such termination indefinitely. The Company acknowledges that any breach of this Section 8.15 may cause irreparable injury to Parent or Sub for which money damages could not adequately compensate. If there is such a breach, the aggrieved parties shall be entitled, in addition to all other rights or remedies it may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining the breaching parties from continuing such breach. The existence of any claim or cause of action which any of the breaching parties may have against the aggrieved parties shall not constitute a defense or bar to the enforcement of this Section 8.15.

                                  ARTICLE IX

                                  DEFINITIONS

          9.1  Certain Definitions. The following terms when used herein shall
               -------------------
have the meanings assigned to them below (certain other terms are defined elsewhere herein):

          "Actions" shall have the meaning set forth in Section 3.14 hereof.

          "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

          "Applicable Law" shall mean the collective reference to any law, rule, regulation, ordinance, writ, judgment, injunction, decree, determination, award or other order of any Governmental Authority, in each case excluding any and all Environmental Laws.

          "Benefit Plan" shall have the meaning set forth in Section 3.11 hereof.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Company Common Stock" shall have the meaning set forth in the recitals hereof.

          "Company Material Adverse Effect" shall mean a material adverse effect or any development that, insofar as can be reasonably foreseen, is likely to have a material adverse effect on the assets, properties, businesses, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole, and in any case after application of the proceeds of any insurance or indemnity under any contract or agreement to which the Company, Parent or Sub (or any Affiliate thereof) is a party; provided that the term "Company Material Adverse Effect" as used herein shall not include any effect attributable to changes in the economy generally.

          "Company Material Contracts" shall have the meaning set forth in
Section 3.10 hereof.

          "Confidentiality Agreement" shall have the meaning set forth in
Section 5.4 hereof.

          "Control" (including the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the person, whether through stock ownership, voting rights, governing boards or otherwise.

          "Environmental Laws" shall have the meaning set forth in Section 3.15(c) hereof.

          "Environmental Permits" shall have the meaning set forth in Section 3.15(c) hereof.

          "ERISA" shall have the meaning set forth in Section 3.11(a) hereof.

          "GAAP" shall have the meaning set forth in Section 3.4(b) hereof.

          "Governmental Authority" or "Governmental Entity" shall mean the collective reference to any court, tribunal, government, or governmental agency, authority or instrumentality, domestic or foreign.

          "Intellectual Property" shall mean trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing (collectively, "Trademarks"); patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); software; "mask works" (as defined under 17 USC (S)901) and any registrations and applications for "mask works"; technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies (collectively, "Trade Secrets").

          "Lien" shall mean any mortgage, pledge, encumbrance, charge or other security interest of any kind or nature whatsoever.

          "Permits" shall have the meaning set forth in Section 3.15(b) hereof.

          "Permitted Liens" shall mean:

               (a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to contested Taxes are maintained on the books of the Company;

               (b) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;

               (c) easements, rights-of-way, restrictions and other similar encumbrances previously incurred in the ordinary course of business which, in respect of properties or assets of the Company or any Company Subsidiary, are not material, and which, in the case of such encumbrances on the assets or properties of the Company or any Company Subsidiary, do not materially detract from the value of any such properties or assets or materially interfere with any present use of such properties or assets;

               (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 90 days or which are being contested in good faith by appropriate proceedings;

               (e) deposits to secure the performance of bids, contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

               (f) statutory and contractual Liens on the property of the Company or any Company Subsidiary in favor of landlords securing leases; and

               (g)  Liens in existence on the date of this Agreement listed in
Section 3.9 to the Company Disclosure Schedule.

          "Shares" shall have the meaning set forth in the recitals hereof.

          "Taxes" shall have the meaning set forth in Section 3.7 hereof. "Tax Returns" shall have the meaning set forth in Section 3.7 hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.


                              PLATO HOLDINGS, INC.



                              By:/s/ Gregory M. Case
                                 ---------------------------
                                 Name: Gregory M. Case
                                 Title: President



                              NEW PLATO ACQUISITION, INC.


                              By:/s/ Gregory M. Case
                                 ---------------------------
                                 Name: Gregory M. Case
                                 Title: President



                              NOVACARE EMPLOYEE SERVICES, INC.


                              By:/s/ Loren J. Hulber
                                 ---------------------------
                                 Name: Loren J. Hulber
                                 Title: President & CEO

                                                                         ANNEX A
                                                                         -------

                            CONDITIONS TO THE OFFER
                            -----------------------

          The capitalized terms used in this Annex A shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached, except that the term "Merger Agreement" shall be deemed to refer to such Agreement and Plan of Merger.

          Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend and amend the Offer as provided in the Merger Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer if in the reasonable judgment of Sub (i) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, (ii) the Minimum Condition has not been satisfied,
(iii) the Required Stockholder Approval (as defined in the Stockholder Agreement) shall not have been obtained, or (iv) at any time on or after the date hereof, and before the time of payment for any Shares (whether or not any Shares have theretofore been accepted for payment pursuant to the Offer) pursuant to the Offer any of the following events shall occur:

               (a) there shall be pending or threatened by any Governmental Authority, or the Company, Parent or Sub shall have received notice from an attorney representing a party of such party's intent to commence any suit, action or proceeding which (i) seeks to prohibit or delay the making or consummation of the Offer or the Merger, (ii) seeks to challenge, prohibit, delay or make illegal or materially more costly the acquisition by Parent or Sub of any Shares pursuant to the Offer, the Stockholder Agreement, the Stock Option Agreement or the acceptance for payment, payment for or purchase of Shares pursuant to, or consummation of, the Offer or the Merger or seeks to make illegal the transactions contemplated by the Stockholder Agreement or the Stock Option Agreement or otherwise directly or indirectly to restrain, prohibit or delay the transactions contemplated by the Stockholder Agreement or the Stock Option Agreement, (iii) seeks to require divestiture by Parent or any of its subsidiaries or Affiliates of any Shares or impose limitations on the ability of Parent or any of its subsidiaries or Affiliates to exercise full rights of

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ownership of the Shares purchased by it, including the right to vote on all matters, (iv) seeks to impose limitations on the ability of Parent or any of its subsidiaries or Affiliates effectively to acquire, hold or operate, or to require Parent, Sub or the Company or any of their respective subsidiaries or Affiliates to dispose of or hold separate, any material portion of the business or assets of Parent, Sub or the Company or any of their respective subsidiaries, or (v) would reasonably be expected to have a Company Material Adverse Effect;

               (b) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or made applicable, in each case after the date of the Merger Agreement, to the Offer or the Merger or any other action shall be taken by any Governmental Entity that is reasonably likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

               (c) the representations and warranties of the Company set forth in the Merger Agreement or the Stock Option Agreement (without giving effect to any qualification regarding materiality) shall not be true and accurate as of the date of this Agreement and as of the date of consummation of the Offer as though made on or as of such date except those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such period, all of which failures to be true and accurate in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect; or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement or the Stock Option Agreement to be performed or complied with by it;

               (d) the Merger Agreement shall have been terminated in accordance with its terms;

               (e) the Company shall have entered into a definitive agreement, letter of intent or agreement in principle with any person with respect to an Alternative Proposal;

               (f)  the Company shall have notified or been required by Section
5.2 hereof to notify Parent of its decision to furnish information concerning its business, properties or assets to or shall have negotiated or participated in negotiations or discussions with a person or entity other than Parent, Sub or their

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Affiliates concerning a Superior Proposal, withdrawn, or modified or changed in a manner adverse to Parent or Sub (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended an Alternative Proposal, or shall have resolved to do any of the foregoing;

               (g) there shall have occurred (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange or in the Nasdaq National Market System, for a period in excess of three hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) any limitation or proposed limitation (whether or not mandatory) by any United States Governmental Authority or agency on the extension of credit by financial institutions, (4) any decline in the Dow Jones Industrial Average or the Standard & Poor's 500 Index in excess of 25% measured from the close of business on the date of this Agreement or (5) in the case of any of the situations in clauses (1) through (4) inclusive, existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

               (h) the Company, Target Parent or Ultimate Parent pursuant to or within the meaning of Title 11, U.S. Code or any similar federal or state law for the relief of debtors ("Bankruptcy Law"): (1) commences a voluntary case,
(2) consents to the entry of an order for relief against it in an involuntary case, (3) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law (a "Custodian") of it or for all or substantially all of its property, (4) makes a general assignment for the benefit of its creditors, or (5) generally is not paying its debts as they become due;

               (i) a court of competent jurisdiction enters an order or decree under the Bankruptcy Law that; (1) is for relief against the Company in an involuntary case, (2) appoints a Custodian of the Company, Target Parent or Ultimate Parent or for all or substantially all of the property of the Company, Target Parent or Ultimate Parent, or (3) orders the liquidation of the Company, Target Parent or Ultimate Parent, and the order or decree remains unstayed and in effect for 60 days;

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               (j)  there shall have occurred any change, condition, event or development that has or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect;

               (k) either Target Parent or Ultimate Parent shall be in breach of the Stockholder Agreement;

               (l) the Company shall not have obtained the consents of holders of outstanding Options to purchase Shares to cancel such Options in accordance with Section 2.1(d) of the Merger Agreement;

               (m) the Company shall not have delivered to Parent and Sub an opinion from a reputable firm to the effect that Ultimate Parent and the Company are solvent as of the time any Shares are accepted for payment;

               (n) Ultimate Parent shall not have obtained all consents of, and approvals to, the Transactions from its lenders in accordance with Section 4.04 of the Stockholder Agreement and delivered evidence of such consents and approvals to Parent and Sub;

               (o) the Company shall not have obtained and delivered to Parent the guaranty and letter of credit or surety bond or other security in accordance with Section 5.12 of the Merger Agreement;

               (p) if the Company and the Company Subsidiaries shall have incurred or assumed indebtedness in excess of the amounts set forth in Section 5.1(xi) of the Merger Agreement; or

               (q) the Company shall not have been removed as co-indemnitor with respect to the Liberty Bond in accordance with Section 4.06 of the Stockholder Agreement.

which in the reasonable judgment of Parent or Sub, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments. The foregoing conditions are for the sole benefit of Sub and Parent and may be waived by Parent or Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and

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from time to time. Any determination by Parent or Sub concerning any condition or event described in this Annex A shall be final and binding upon all parties.

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